Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE

October 27, 2016	WSFS Investor Relations Contact: Dominic Canuso
(302) 571-6833 or dcanuso@wsfsbank.com

WSFS Media Contact: Justin Dunn
(302) 573-3235 or jdunn@wsfsbank.com

WSFS REPORTS 3Q 2016 EPS OF $0.41;

RESULTS IMPACTED BY ACQUISITION COSTS AND ACTIVE CREDIT MANAGEMENT;

NET REVENUE GROWS 21% DRIVEN BY STRONG LOAN, DEPOSIT AND FEE GROWTH;

BOARD APPROVES A 17% INCREASE IN CASH DIVIDEND

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $12.7 million, or $0.41 per diluted common share for 3Q 2016 compared to net income of $14.4 million, or $0.51 per share for 3Q 2015 and net income of $17.5 million, or $0.58 per share for 2Q 2016.

Net income for the first nine months of 2016 grew $6.4 million, or 16%, to $46.0 million, or $1.50 per diluted common share, from $39.5 million, or $1.39 per share for the same period of 2015 resulting in EPS growth of $0.11 per share, or 8%.

Results for 3Q 2016 compared to 3Q 2015 reflect net revenues of $75.9 million, an increase of $13.2 million, or 21%, net interest income of $49.0 million, or an increase of $8.0 million, noninterest income of $26.8 million, or an increase of $5.2 million and noninterest expenses of $50.5 million, or an increase of $11.8 million. The increase in noninterest expenses includes higher one-time corporate development costs as enumerated below.

Highlights for 3Q 2016:

•	Successfully completed the acquisitions of Penn Liberty Financial Corp (“Penn Liberty”) and Powdermill Financial Solutions LLC (“Powdermill”) during the quarter. Recently announced the acquisition of West Capital Management (“West Capital”) in October 2016.

•	Core net revenue(1) increased $12.2 million, or 20% from 3Q 2015, including an $8.0 million, or 20% increase in core net interest income(1) and a $4.2 million, or 20% increase in core fee income(1), reflecting strong organic and acquisition growth.

•	Core noninterest expenses(1) increased $6.8 million, or 18% from 3Q 2015, creating 2 points of positive operating leverage resulting in an efficiency ratio of 65.9%, or a core efficiency ratio(1) of 59.0%.

•	Net loans grew $574.4 million, including organic loan growth of $101.3 million or 11% (annualized) over June 30, 2016; the remainder of the loan growth was attributable to the successful Penn Liberty acquisition during the quarter.

•	Customer deposits grew $756.0 million, including organic growth of $181.2 million or 19% (annualized) during the quarter.

(1)	Core net revenue, core net interest income, core fee income, core noninterest expenses and core efficiency ratio are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 14 and 15 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Notable items in the quarter:

•	WSFS recorded $5.9 million (pre-tax) or $0.12 per share (after-tax) in expenses from corporate development activities during 3Q 2016, related to the successful acquisitions of Penn Liberty and Powdermill and the ongoing acquisition costs of West Capital. WSFS recorded $0.9 million, or $0.02 per share in corporate development costs in 3Q 2015.

•	WSFS realized $1.0 million, or $0.02 per share in net gains on securities sales from its investment portfolio during 3Q 2016, compared to $0.1 million or well less than $0.01 per share in 3Q 2015.

•	A $15.4 million substandard C&I loan relationship was exited during 3Q 2016 resulting in a $4.2 million charge-off and $3.0 million in incremental loan loss provision in the quarter, or a $0.06 per share negative impact. This was our largest, longstanding problem loan and had been reported as delinquent multiple times over the past several years.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “During the quarter we successfully completed our combination with Penn Liberty and Powdermill Financial Solutions, as well announcing our acquisition of West Capital in October, and we warmly welcome our new Customers and Associates to WSFS Bank.

“Our third quarter results were impacted by active credit management and the costs from our strategic acquisitions during and shortly after the quarter. Excluding these discrete costs, our third quarter results reflect solid fundamental performance and continue to reflect the success of our balanced growth strategy. We continue to see increases in net interest income driven by robust growth in our loan portfolio. We have also seen strong growth in our fee income driven by our bank-related businesses of Wealth Management, Cash Connect, and mortgage banking. Expenses were well managed as our third quarter results showed positive core operating leverage and a lower core efficiency ratio when compared to the same period last year.

“Further, during the quarter we ranked highly in The Wilmington News Journal’s ‘2016 Top Workplaces’ survey for the eleventh consecutive year, and we were named the ‘Top Bank’ in Delaware for the sixth year in a row. In addition, we were recognized in prominent banking industry publications and investment firm performance ratings based on a variety of metrics (EPS, loan and deposit growth, ROE and level of nonperforming assets) that ultimately drive increased shareholder value. Each of these recognitions mean a lot to us; combined they mean even more. They tell us our business model is working and affirm our strategy: ‘Engaged Associates delivering Stellar Experiences growing Customer Advocates and value for our Owners’.”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Third Quarter 2016 Discussion of Financial Results

Net interest income and margin reflect both acquisition-related and organic growth

Net interest income for 3Q 2016 was $49.0 million, an increase of $8.0 million, or 20% compared to 3Q 2015 due primarily to loan growth, both organic and acquisition-related.

Net interest margin for 3Q 2016 was 3.84% compared to 3.79% for 3Q 2015. The increase included a partial quarter impact from the acquisition of Penn Liberty which added approximately 4 basis points (“bps”) of margin, split nearly even between purchase related accretion and the combination of their banking franchise. In addition the increase also included 7bps from the Alliance acquisition which was mostly due to purchase related accretion.

The 3Q 2016 margin includes a 9bps decrease from increased interest expense associated with the $100.0 million in aggregate principal amount of 4.50% fixed-to-floating rate senior unsecured notes issued in late in 2Q 2016. The net proceeds from the offering will be used for general corporate purposes, including the redemption of higher-cost indebtedness, organic growth, small fee-based acquisitions and repurchases of common stock.

Compared with 2Q 2016, net interest income increased $2.6 million or 6% (not annualized), primarily as a result of strong organic and acquisition loan growth. Net interest margin decreased 6bps compared to 2Q 2016 and reflected the full quarter impact of the debt offering discussed above.

Loan portfolio growth driven by organic and acquisition increases

At September 30, 2016, WSFS’ net loan portfolio increased $574.4 million, or 15% (not annualized), to $4.4 billion when compared to June 30, 2016. Included in this increase was $473.1 million (fair market value) of loans acquired from Penn Liberty. In addition to the acquired loans, organic loan growth of $101.3 million, or 11% (annualized) during the quarter, was the result of growth among nearly all loan categories. The growth included an 8% (annualized) increase in C&I loans ($41.6 million), a 15% (annualized) increase in Commercial real estate loans ($37.0 million), and a 14% (annualized) increase in Consumer loans ($13.8 million).

Compared to 3Q 2015, net loans increased $1.1 billion, or 31%. This increase includes the loans acquired from Alliance Bank and Penn Liberty and continued healthy organic growth of $299.9 million, or 9%.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

The following table summarizes loan balances and composition at September 30, 2016, June 30, 2016 and September 30, 2015:

(Dollars in Thousands)	At September 30, 2016		At June 30, 2016		At September 30, 2015
Commercial & industrial	$2,325,001	53%	$2,044,802	53%	$1,748,042	52%
Commercial real estate	1,146,589	26	983,116	26	868,002	26
Construction	207,532	5	197,461	5	201,596	6

Total commercial loans	3,679,122	84	3,225,379	84	2,817,640	84
Residential mortgage	328,049	7	269,928	7	234,368	7
Consumer	440,082	10	376,304	10	342,403	10
Allowance for loan losses	(39,028)	(1)	(37,746)	(1)	(36,412)	(1)

Net Loans	$4,408,225	100%	$3,833,865	100%	$3,357,999	100%

Credit quality

Overall credit quality metrics remained stable during 3Q 2016. These metrics were impacted by the resolution of the large C&I relationship discussed above which resulted in a $4.2 million charge-off and $3.0 million in incremental loan loss provisions during the quarter.

Delinquencies increased $9.4 million from June 30, 2016 to $34.1 million, but remained a low 0.78% of gross loans (which includes nonperforming delinquencies) at September 30, 2016. However, delinquencies included one $6.9 million relationship that became past due during 3Q 2016 and paid-off in-full subsequent to quarter-end. Delinquencies without this loan would have been $27.4 million, or 0.62% of gross loans.

Total problem loans (all criticized, classified and nonperforming loans) were 29.0% of Tier 1 capital plus ALLL during the quarter compared to 24.2% at June 30, 2016. This increase included the downgrade of a few discrete loans during the quarter and the addition of assets from our acquisition of Penn Liberty. Additionally, the Bank’s ratio of classified assets to total Tier 1 capital plus ALLL was 17.9%, an improvement from 18.6% at June 30, 2016 reflecting modest migration, more than offset by the divestiture of the large problem loan.

Total nonperforming assets were $40.6 million at September 30, 2016, a $9.0 million, or 29% (not annualized) increase from June 30, 2016, almost exclusively driven by three new nonaccrual loans added in the quarter. The nonperforming assets to total assets ratio remained low at 0.61% at September 30, 2016, compared to 0.54% at June 30, 2016.

Net charge-offs for 3Q 2016, including the aforementioned one large problem loan, were $4.6 million or 0.44% of total net loans on an annualized basis, an increase from $1.1 million, or 0.11% (annualized) in 2Q 2016, and a decrease from $5.9 million, or 0.70% (annualized), in 3Q 2015. Excluding the impact of this loan, net charge-offs for the quarter were $0.4 million.

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $6.3 million for 3Q 2016, an increase from $1.3 million during 2Q 2016 and $1.6 million from 3Q 2015, with nearly half of the 3Q 2016 credit costs resulting from the resolution of the aforementioned problem loan during the quarter.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

The ratio of the allowance for loan losses (“ALLL”) to total gross loans declined to 0.89% at September 30, 2016, compared to 0.98% at June 30, 2016, as a result of the acquired loans from Penn Liberty. Excluding the balances for acquired loans (marked-to-market at acquisition), the ALLL to total gross loans ratio would have been 1.10% at September 30, 2016 and 1.09% at June 30, 2016. The ALLL was 168% of nonaccruing loans at September 30, 2016 compared to 259% at June 30, 2016.

Total customer deposits reflects continued strength in relationship accounts

Total customer deposits increased by $756.0 million, or 20% (not annualized) from June 30, 2016, which included $574.8 million (fair market value) of deposits acquired from Penn Liberty. Excluding these deposits, organic customer deposit growth was $181.2 million, or 19% (annualized) from June 30, 2016 including an $81.6 million increase in public funding accounts, which is seasonal. The remaining organic growth of $99.6 million, or 10% (annualized), was mainly in low-cost relationship checking deposit and money market accounts.

Compared to September 30, 2015, customer deposits increased $1.2 billion, or 34%. In addition to the $312.6 million and $574.8 million (fair market value) of deposits acquired from Alliance and Penn Liberty, respectively, organic customer deposit growth was $280.6 million, or 8% year-over-year.

Core deposits now represent 87% of total customer deposits, and low-cost relationship checking deposit accounts represent 48% of total customer deposits. The loan to customer deposit ratio was 96% at September 30, 2016.

The following table summarizes customer deposit balances and composition at September 30, 2016 compared to prior periods:

(Dollars in Thousands)	At September 30, 2016		At June 30, 2016		At September 30, 2015
Noninterest demand	$1,245,127	27%	$977,154	25%	$904,896	27%
Interest–bearing demand	967,248	21	796,294	21	727,816	21
Savings	538,093	12	427,843	11	388,213	11
Money market	1,251,315	27	1,091,305	29	1,015,985	30

Total core deposits	4,001,783	87	3,292,596	86	3,036,910	89
Customer time deposits	587,217	13	540,417	14	384,110	11

Total customer deposits	$4,589,000	100%	$3,833,013	100%	$3,421,020	100%

Fee income reflects strong growth over prior year

Core fee income increased by $4.2 million, or 20% (not annualized), to $25.8 million compared to 3Q 2015. This was the result of growth in both banking and banking-related businesses and included increases in mortgage banking activities of $1.3 million, credit/debit card and ATM income of $1.3 million and investment management and fiduciary revenue of $0.7 million.

When compared to 2Q 2016, core fee income increased $1.5 million, or 6% (not annualized) primarily due to a $0.7 million increase in mortgage banking activities and a $0.5 million increase in credit/debit card and ATM income.

For 3Q 2016, fee income is 35.0% of total revenue compared to 34.5% for 2Q 2016 and is well diversified among various sources: traditional banking, mortgage banking, wealth management and ATM services (Cash Connect), as well as additional securities gains during 3Q 2016.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Noninterest expense reflects franchise growth and ongoing expense management

Core noninterest expense for 3Q 2016 was $44.6 million, an increase of $6.8 million from $37.9 million in 3Q 2015. Contributing to the year-over-year increase was $2.5 million of ongoing operating costs from the addition of the Alliance, Penn Liberty, and Powdermill franchises. The remaining increase reflects higher compensation and related infrastructure costs due to added staff to support the significant organic and acquisition growth as well as increased performance-based incentive costs.

When compared to 2Q 2016, core noninterest expense increased $1.1 million, primarily as a result of operating costs of $1.4 million related to Penn Liberty and higher loan workout and OREO expense of $0.5 million in 3Q 2016. The quarter over quarter comparison was also impacted by a $1.0 million legal reserve recorded in 2Q 2016.

Selected Business Segments (included in previous results):

Wealth Management segment fee revenue grew 13% over the prior year

The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through five businesses. WSFS Wealth Investments provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with approximately $683 million in assets under management (AUM). Cypress’ primary market segment is high net worth individuals, offering a “balanced” investment style focused on preservation of capital and providing for current income. Christiana Trust, with $13.6 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients; and trustee, agency, bankruptcy, administration, custodial and commercial domicile services to corporate and institutional clients. Powdermill Financial Solutions, LLC is a multi-family office that specializes in providing unique, independent solutions to high net worth individuals, families and corporate executives through a coordinated, centralized approach. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.

Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $9.3 million for 3Q 2016. This represented an increase of $0.7 million, or 8% compared to 3Q 2015 and a decrease of $0.2 million, or 3% (not annualized) compared to 2Q 2016. Included in the year-over-year increase, fee revenue increased $0.7 million, or 13%, compared to 3Q 2015. The year-over-year increase reflects continued growth in several Wealth business lines with particular strength in bankruptcy administration and corporate trust services in addition to the combination with Powdermill Financial Solutions LLC which occurred in August 2016.

Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $6.1 million during 3Q 2016 compared to $5.9 million during 3Q 2015 and $6.1 million during 2Q 2016. The year-over-year increase in costs was due primarily to increased incentive compensation expense due to higher revenue and other infrastructure costs necessary to support the growth of the Wealth Management business as well as additional ongoing operational costs from Powdermill.

Pre-tax income in 3Q 2016 was $3.2 million compared to $2.7 million in 3Q 2015 and $3.4 million in 2Q 2016 and was driven by the above mentioned factors.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Cash Connect results reflect 16% growth over 2015

Cash Connect® is a premier provider of ATM vault cash and smart safe and cash logistics services in the United States. Cash Connect® services over 20,000 non-bank ATMs and smart safes nationwide with over $890 million in cash and also operates over 440 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Our Cash Connect® division recorded $8.1 million in net revenue (fee income less funding costs) in 3Q 2016, an increase of $1.1 million or 16% from 3Q 2015, reflecting continued organic growth. Net revenue increased $0.4 million compared to 2Q 2016. Noninterest expense (including intercompany allocations of expense) was $5.8 million during 3Q 2016, an increase of $0.9 million from 3Q 2015 and an increase of $0.2 million compared to 2Q 2016. Cash Connect® reported pre-tax income of $2.3 million for 3Q 2016, which was an increase of $0.2 million, or 10% from 3Q 2015. Third quarter 2016 pre-tax income increased $0.1 million, or 6% from $2.2 million when compared to 2Q 2016.

Cash Connect has experienced significant year-over-year fee income growth resulting from the expansion of its core business offerings of ATM Vault Cash and related Total Cash Management services. This growth has been driven by expanding our relationships with some of the largest independent ATM deployers in the United States. Our Cash Connect division is also realizing strong growth with its new smart safe cash logistics offering, which is an added source of fee income. Cash Connect has a growing smart safe pipeline being generated by four national smart safe distribution partners that are actively marketing our program.

Income taxes

The Company recorded a $6.8 million income tax provision in 3Q 2016, compared to $8.5 million in 2Q 2016 and an $8.1 million tax provision in 3Q 2015.

The effective tax rate was 34.9% in 3Q 2016, 32.7% in 2Q 2016 and 35.9% in 3Q 2015. The 2Q 2016 effective rate was impacted by the tax benefit resulting from the adoption of new accounting guidance related to stock based compensation. The effective tax rate in 3Q 2016 decreased when compared to 3Q 2015 due to the ongoing impact of the new stock based compensation guidance along with increased tax-exempt municipal bond and BOLI income.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Capital management

WSFS’ total stockholders’ equity increased $74.8 million, or 12% (not annualized), to $692.0 million at September 30, 2016 from $617.2 million at June 30, 2016, primarily due to the stock issued in conjunction with the acquisition of Penn Liberty and quarterly earnings. Partially offsetting these increases was the payment of common stock dividends and stock buybacks during the quarter.

WSFS’ tangible common equity(2) decreased by 1% (not annualized) to $519.3 million at September 30, 2016 from $523.1 million at June 30, 2016. WSFS’ common equity to assets ratio was 10.44% at September 30, 2016, and its tangible common equity to asset ratio(2) decreased by 106bps during the quarter to 8.05%. Book value per share was $22.08 at September 30, 2016, and tangible common book value per share(2) was $16.57 at September 30, 2016, a $1.13, or 6% (not annualized), decrease from June 30, 2016. The decreases in the tangible common equity to assets ratio and tangible common book value per share reflect the impact of the two acquisitions completed during the quarter.

At September 30, 2016, WSFS Bank’s Tier I leverage ratio of 10.05%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 11.14%, and Total Capital ratio of 11.88%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.

In 3Q 2016, WSFS repurchased 50,000 shares of common stock at an average price of $37.80 as part of our 5% buyback program approved by the Board of Directors during 4Q 2015. WSFS has 991,194 shares, or over 3% of outstanding shares, remaining to repurchase under this current authorization.

Finally, the Board of Directors approved a 17% increase in our quarterly cash dividend to $0.07 per share of common stock. This dividend will be paid on November 25, 2016 to shareholders of record as of November 11, 2016.

Third quarter 2016 earnings release conference call

Management will conduct a conference call to review third quarter 2016 results at 1:00 p.m. Eastern Time (ET) on Friday, October 28, 2016. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call until November 11, 2016, by dialing 1-855-859-2056 and using Conference ID 95231736.

(2)	Tangible common equity, tangible common equity to asset ratio and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 14 and 15 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of September 30, 2016, WSFS Financial Corporation had $6.6 billion in assets on its balance sheet and $14.3 billion in fiduciary assets. WSFS operates from 76 offices located in Delaware (46), Pennsylvania (28), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Powdermill Financial Solutions, LLC, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company’s investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company’s goodwill or other intangible assets; failure of the financial and operational controls of the Company’s Cash Connect division; conditions in the financial markets that may limit the Company’s access to additional funding to meet its liquidity needs; the success of the Company’s growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company’s trust and wealth management business; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its shareholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2015 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Interest income:
Interest and fees on loans	$48,546	$44,505	$38,437	$136,568	$111,771
Interest on mortgage-backed securities	3,854	3,910	3,588	11,658	10,544
Interest and dividends on investment securities	1,214	1,226	875	3,660	2,587
Interest on reverse mortgage loans	1,303	1,478	1,561	3,826	3,963
Other interest income	420	384	396	1,174	1,898

	55,337	51,503	44,857	156,886	130,763

Interest expense:
Interest on deposits	2,412	2,204	1,587	6,734	5,354
Interest on Federal Home Loan Bank advances	1,225	1,124	868	3,397	2,332
Interest on trust preferred borrowings	415	397	343	1,183	1,009
Interest on senior debt	2,119	1,175	942	4,236	2,825
Interest on other borrowings	145	189	120	545	339

	6,316	5,089	3,860	16,095	11,859

Net interest income	49,021	46,414	40,997	140,791	118,904
Provision for loan losses	5,828	1,254	1,453	7,862	6,012

Net interest income after provision for loan losses	43,193	45,160	39,544	132,929	112,892

Noninterest income:
Credit/debit card and ATM income	7,776	7,253	6,486	21,930	18,975
Investment management and fiduciary revenue	6,074	6,282	5,373	17,610	16,173
Deposit service charges	4,482	4,342	4,338	13,100	12,342
Mortgage banking activities, net	2,555	1,816	1,251	6,025	4,544
Loan fee income	542	480	405	1,499	1,337
Investment securities gains, net	1,040	545	76	1,890	1,004
Bank-owned life insurance income	255	211	162	697	544
Other income	4,125	3,920	3,574	12,017	10,299

	26,849	24,849	21,665	74,768	65,218

Noninterest expense:
Salaries, benefits and other compensation	24,804	23,509	20,784	71,189	62,139
Occupancy expense	4,335	3,955	3,757	12,560	11,272
Equipment expense	2,653	2,516	2,059	7,642	6,100
Professional fees	1,554	2,934	2,039	6,891	5,264
Data processing and operations expense	1,500	1,522	1,570	4,564	4,451
Marketing expense	712	801	619	2,177	2,210
FDIC expenses	469	773	786	2,080	2,142
Corporate development expense	5,885	549	855	7,003	2,137
Loan workout and OREO expense	511	45	166	1,059	495
Other operating expenses	8,074	7,423	6,070	22,558	20,062

	50,497	44,027	38,705	137,723	116,272

Income before taxes	19,545	25,982	22,504	69,974	61,838
Income tax provision	6,823	8,504	8,078	24,004	22,289

Net income	$12,722	$17,478	$14,426	$45,970	$39,549

Diluted earnings per share of common stock (p):
Net income allocable to common stockholders	$0.41	$0.58	$0.51	$1.50	$1.39

Weighted average shares of common stock outstanding for fully diluted EPS	31,317,312	30,150,904	28,231,895	30,661,225	28,502,847
Performance Ratios:
Return on average assets (a)	0.82%	1.23%	1.14%	1.05%	1.06%
Return on average equity (a)	7.66	11.60	11.41	9.91	10.44
Return on tangible common equity (a) (p)	9.69	13.97	13.02	12.19	12.05
Net interest margin (a)(b)	3.84	3.90	3.79	3.87	3.77
Efficiency ratio (c)	65.91	61.14	61.24	63.23	62.61
Noninterest income as a percentage of total net revenue (b)	35.04	34.51	34.28	34.33	35.12

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	September 30,
	2016	2016	2015
Assets:
Cash and due from banks	$119,159	$104,507	$94,756
Cash in non-owned ATMs	694,022	599,114	434,044
Investment securities (d)	200,642	205,625	169,167
Other investments	37,003	38,754	28,180
Mortgage-backed securities (d)	742,073	727,232	725,624
Net loans (e)(f)(l)	4,408,225	3,833,865	3,357,999
Reverse mortgage loans	23,120	25,263	24,476
Bank owned life insurance	101,185	91,491	77,053
Goodwill and intangibles	172,709	94,073	56,339
Other assets	129,455	114,183	100,304

Total assets	$6,627,593	$5,834,107	$5,067,942

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$1,245,127	$977,154	$904,896
Interest-bearing deposits	3,343,873	2,855,859	2,516,124

Total customer deposits	4,589,000	3,833,013	3,421,020
Brokered deposits	144,639	159,126	223,582

Total deposits	4,733,639	3,992,139	3,644,602

Federal Home Loan Bank advances	817,167	886,767	643,027
Other borrowings	327,540	282,035	225,352
Other liabilities	57,237	55,970	49,344

Total liabilities	5,935,583	5,216,911	4,562,325

Stockholders’ equity	692,010	617,196	505,617

Total liabilities and stockholders’ equity	$6,627,593	$5,834,107	$5,067,942

Capital Ratios:
Equity to asset ratio	10.44%	10.58%	9.98%
Tangible common equity to asset ratio (p)	8.05	9.11	8.96
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%)	11.14	12.26	12.91
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.05	10.48	10.81
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%)	11.14	12.26	12.91
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	11.88	13.05	13.80
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$23,172	$14,581	$23,916
Troubled debt restructuring (accruing)	14,182	14,070	13,616
Assets acquired through foreclosure	3,232	2,935	3,299

Total nonperforming assets	$40,586	$31,586	$40,831

Past due loans (h)	$271	$720	$918
Allowance for loan losses	$39,028	$37,746	$36,412
Ratio of nonperforming assets to total assets	0.61%	0.54%	0.81%
Ratio of nonperforming assets (excluding accruing TDRs)	0.40	0.30	0.54
Ratio of allowance for loan losses to total gross loans (i)	0.89	0.98	1.08
Ratio of allowance for loan losses to nonaccruing loans	168	259	152
Ratio of quarterly net charge-offs to average gross loans (a)(e)	0.44	0.11	0.70
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.20	0.07	0.36

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,264,882	$15,470	4.87%	$1,207,324	$14,952	4.98%	$1,076,077	$12,630	4.69%
Residential real estate loans (l)	299,480	3,541	4.73	278,418	3,146	4.52	249,645	2,516	4.03
Commercial loans	2,187,214	25,050	4.59	2,016,975	22,333	4.49	1,738,824	19,484	4.52
Consumer loans	414,653	4,485	4.30	367,769	4,074	4.46	335,487	3,807	4.50

Total loans (l)	4,166,229	48,546	4.65	3,870,486	44,505	4.64	3,400,033	38,437	4.54
Mortgage-backed securities (d)	736,100	3,854	2.09	727,359	3,910	2.15	743,312	3,588	1.93
Investment securities (d)	201,264	1,214	3.54	205,944	1,226	3.48	152,356	875	3.32
Reverse mortgage loans	24,953	1,303	20.89	25,273	1,478	23.39	25,485	1,561	24.50
Other interest-earning assets	35,033	420	4.80	32,465	384	4.73	31,346	396	5.01

Total interest-earning assets	5,163,579	55,337	4.32	4,861,527	51,503	4.32	4,352,532	44,857	4.14

Allowance for loan losses	(39,053)			(37,351)			(40,978)
Cash and due from banks	122,561			96,784			88,855
Cash in non-owned ATMs	600,821			510,684			415,652
Bank owned life insurance	100,989			91,310			76,947
Other noninterest-earning assets	241,370			207,305			156,487

Total assets	$6,190,267			$5,730,259			$5,049,495

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$855,052	$295	0.14%	$784,507	$254	0.13%	$677,665	$162	0.09%
Money market	1,162,986	850	0.29	1,100,449	787	0.29	961,654	622	0.26
Savings	494,482	180	0.14	436,929	113	0.10	400,275	52	0.05
Customer time deposits	567,600	874	0.61	550,661	750	0.55	395,637	553	0.55

Total interest-bearing customer deposits	3,080,120	2,199	0.28	2,872,546	1,904	0.27	2,435,231	1,389	0.23
Brokered deposits	142,133	213	0.60	231,509	300	0.52	212,117	198	0.38

Total interest-bearing deposits	3,222,253	2,412	0.30	3,104,055	2,204	0.29	2,647,348	1,587	0.24
FHLB of Pittsburgh advances	768,305	1,225	0.63	714,271	1,124	0.63	693,202	868	0.50
Trust preferred borrowings	67,011	415	2.46	67,011	397	2.38	67,011	343	2.03
Senior Debt	151,875	2,119	5.58	74,114	1,175	6.34	53,676	942	6.85
Other borrowed funds	114,312	145	0.50	135,017	189	0.56	138,465	120	0.35

Total interest-bearing liabilities	4,323,756	6,316	0.58	4,094,468	5,089	0.50	3,599,702	3,860	0.43

Noninterest-bearing demand deposits	1,151,240			981,033			895,711
Other noninterest-bearing liabilities	54,686			48,543			48,405
Stockholders’ equity	660,585			606,215			505,677

Total liabilities and stockholders’ equity	$6,190,267			$5,730,259			$5,049,495

Excess of interest-earning assets over interest-bearing liabilities	$839,823			$767,059			$752,830

Net interest and dividend income		$49,021			$46,414			$40,997

Interest rate spread
			3.74%			3.82%			3.71%

Net interest margin(n)
			3.84%			3.90%			3.79%

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Stock Information (o):
Market price of common stock:
High	$39.31	$37.10	$29.15	$39.31	$29.15
Low	31.47	30.56	26.36	26.40	23.72
Close	36.49	32.19	28.81	36.49	28.81
Book value per share of common stock	22.08	20.89	18.46
Tangible common book value per share of common stock (p)	16.57	17.70	16.40
Number of shares of common stock outstanding (000s)	31,334	29,549	27,392
Other Financial Data:
One-year repricing gap to total assets (k)	(2.34)%	2.22%	3.55%
Weighted average duration of the MBS portfolio	4.2 Years	3.6 years	4.3 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$11,084	$12,841	$4,543
Number of Associates (FTEs) (m)	1,082	1,017	893
Number of offices (branches, LPO’s, operations centers, etc.)	77	76	55
Number of WSFS owned ATMs	447	447	452

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	Beginning in 2015, the annualization method used to calculate net interest margin was changed to actual/actual from 30/360. All periods net interest margin calculations were updated to reflect this change.
(o)	All stock information has been adjusted for the 3 for 1 stock dividend completed on May 18, 2015.
(p)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, and they are not a substitute for, or superior to, GAAP results. For a reconciliation of these non-GAAP measures see pages 14 and 15 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Non-GAAP Reconciliation (p):	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Net interest Income (GAAP)	$49,021	$46,414	$40,997	$140,791	$118,904
Less: FHLB Special Dividend	—	—	—	—	(808)

Core net interest income (non-GAAP)	49,021	46,414	40,997	140,791	118,096

Noninterest Income (GAAP)	26,849	24,849	21,665	74,768	65,218
Less: Securities gains	(1,040)	(545)	(76)	(1,890)	(1,004)

Core fee income (non-GAAP)	25,809	24,304	21,589	72,878	64,214

Core net revenue (non-GAAP)	$74,830	$70,718	$62,586	$213,669	$182,310

Noninterest expense (GAAP)	$50,497	$44,027	$38,705	$137,723	$116,272
Less: Corporate Development Costs	(5,885)	(549)	(855)	(7,003)	(2,137)

Core noninterest expense (non-GAAP)	$44,612	$43,478	$37,850	$130,720	$114,135

	End of period
	September 30,	June 30,	September 30,
	2016	2016	2015
Total assets	$6,627,593	$5,834,107	$5,067,942
Less: Goodwill and other intangible assets	(172,709)	(94,073)	(56,339)

Total tangible assets	$6,454,884	$5,740,034	$5,011,603

Total Stockholders’ equity	$692,010	$617,196	$505,617
Less: Goodwill and other intangible assets	(172,709)	(94,073)	(56,339)

Total tangible common equity (non-GAAP)	$519,301	$523,123	$449,278

Calculation of tangible common book value per share:
Book Value per share (GAAP)	$22.08	$20.89	$18.46
Tangible common book value per share (non-GAAP)	16.57	17.70	16.40
Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	10.44%	10.58%	9.98%
Tangible common equity to asset ratio (non-GAAP)	8.05	9.11	8.96

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Non-GAAP Reconciliation (p):	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
GAAP net income	$12,722	$17,478	$14,426	$45,970	$39,549
Pre-tax Adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	4,845	4	548	5,113	572
Tax Impact of Adjustments	(1,551)	—	—	(1,574)	—

Non-GAAP net income	$16,016	$17,482	$14,974	$49,509	$40,121

Return on Average Assets (ROA)	0.82%	1.23%	1.14%	1.05%	1.06%
Pre-tax Adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	0.31	—	0.04	0.32	0.02
Tax Impact of Adjustments	(0.10)	—	—	(0.10)	—

Non-GAAP ROA	1.03%	1.23%	1.18%	1.27%	1.08%

GAAP EPS	$0.41	$0.58	$0.51	$1.50	$1.39
Pre-tax Adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	0.15	—	0.02	0.16	0.02
Tax Impact of Adjustments	(0.05)	—	—	(0.05)	—

Core EPS (non-GAAP)	$0.51	$0.58	$0.53	$1.61	$1.41

Calculation of return on tangible common equity:
GAAP net income	$12,722	$17,478	$14,426	$45,970	$39,549
Add: Tax effected amortization of intangible assets	158	300	303	813	813

Net tangible Income (non-GAAP)	$12,880	$17,778	$14,729	$46,783	$40,362

Average shareholders’ equity	$660,585	$606,215	$505,677	$619,766	$505,047
Less: average goodwill and intangible assets	(131,569)	(94,434)	(56,736)	(107,115)	(57,156)

Net average tangible equity	$529,016	$511,781	$448,941	$512,651	$447,891

Return on tangible equity (non-GAAP)	9.69%	13.97%	13.02%	12.19%	12.05%